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                                                                      EXHIBIT 99
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[SHEFFIELD LOGO]


NEWS RELEASE

For further information contact:

Loren G. Peterson, President &                      Lisa Carlton-Wilson,
Chief Executive Officer                             President
Sheffield Pharmaceuticals, Inc.                     In-Site Communications, Inc.
(314) 579-9899                                      (212) 759-3929

Mario Galbiati
Zambon Group SpA
011 39 266 52 4269

FOR IMMEDIATE RELEASE

             SHEFFIELD PHARMACEUTICALS REGAINS WORLDWIDE RIGHTS TO
                 PREMAIRE(TM) DELIVERY SYSTEM FROM ZAMBON GROUP

ST. LOUIS, MO and MILAN, ITALY - October 1, 2001 -- Sheffield Pharmaceuticals, Inc. (AMEX:SHM) and Zambon Group SpA announced today that they have amended their 1998 license agreement that granted Zambon an exclusive worldwide sublicense for the development and commercialization of respiratory therapies using Sheffield's proprietary Premaire(TM) Delivery System. As a result of this amendment, Sheffield regained the rights to the Premaire(TM) Delivery System previously granted to Zambon. The Premaire(TM) Delivery System is a pocket-sized metered solution inhaler that delivers medications to the lung more quickly than traditional nebulizers, while reducing the amount deposited in the mouth and throat. Zambon's development program encompassed four products: albuterol, budesonide, ipratropium and cromolyn.

As part of the amended agreement, Zambon will provide a low-interest, $2.5 million loan to Sheffield to progress the development of the Premaire(TM) respiratory program. Sheffield also reacquired 214,997 shares of its common stock from Zambon and received an option, expiring on December 31, 2002, to reacquire the remaining 2,431,156 shares of common stock held by Zambon for $3.0233 per share. Upon commercialization, Zambon will be entitled to certain royalties on payments received by Sheffield for albuterol, ipratropium and cromolyn sales for specified periods. Roberto Rettani, Zambon's managing director and chief executive officer, has also stepped down from Sheffield's Board of Directors.

"Sheffield is pleased to regain the rights to our novel Premaire(TM) Delivery System," said Thomas M. Fitzgerald, chairman of Sheffield Pharmaceuticals.
"Over the course of our collaboration with Zambon, we have learned a great deal about the patient advantages and market opportunity for the Premaire(TM) System. We are committed to the further development and commercialization of this technology. We would also like to thank Roberto Rettani for his service on the Sheffield board." Added Fitzgerald, "After we carefully assess the status of the development program, Sheffield will move these specific projects forward using a focused approach. The $2.5 million of funding from Zambon allows us to immediately address critical path steps, such as testing the ergonomically superior Premaire(TM) device and furthering the validation of a budesonide formulation. We anticipate that this will re-open a variety of possible licensing opportunities and commercialization scenarios, both in the important North American market as well as the rest of the world."

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Roberto Rettani commented, "While Zambon considers the Premaire(TM) Delivery
System a very promising technology and had duly progressed this development project over the last three years, nevertheless in assessing Zambon's current priorities and resource allocation to our R&D project portfolio particularly for North America, and taking into account Sheffield's concerns, it is in everyone's best interests to have Sheffield assume the overall program and complete this amendment of the agreement with Sheffield."

THE PREMAIRE(TM) DELIVERY SYSTEM

The Premaire(TM) Delivery System is a patented, state-of-the-art, rapid-dose, pocket-sized nebulizer delivery system. Interchangeable drug dosators create a flexible, easy-to-use system. The Premaire(TM) Delivery System combines the clinical benefits of nebulization with the convenience of multidose pressurized metered dose inhalers (MDIs).

In a recent market research study conducted among U.S. specialists, 91 percent of the physicians surveyed indicated a willingness to prescribe respiratory products delivered using the Premaire(TM) Delivery System, citing ease of use, availability of multiple medications, portability and speed of delivery as the primary reasons for use.

The worldwide market for all respiratory drugs is estimated to be nearly $8 billion and growing in excess of 10 percent per year. Albuterol, the first of several drugs for the treatment of respiratory diseases that are being developed for delivery by the Premaire(TM) System, is the largest selling drug for the treatment of asthma with worldwide sales in excess of $1.5 billion for all dosage forms.

Sheffield Pharmaceuticals, Inc. provides innovative, cost-effective pharmaceutical therapies by combining state-of-the-art pulmonary drug delivery technologies with existing and emerging therapeutic agents. Sheffield is developing a range of products to treat respiratory and systemic diseases in its proprietary Premaire(TM) Delivery System and Tempo(TM) Inhaler. Sheffield focuses on improving clinical outcomes with patient-friendly alternatives to inconvenient or sub-optimal methods of drug administration. Investors can learn more about Sheffield Pharmaceuticals on its Web site at http://www.sheffieldpharm.com.

Zambon Group SpA, headquartered in Milan, Italy, is a multinational pharmaceutical firm. The group researches, develops and manufactures healthcare products and fine chemicals, which it markets worldwide either directly or through license.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although the Companies believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Important factors that could cause actual results to differ materially from the forward-looking statements include Sheffield's need to obtain substantial additional capital (through financings or otherwise) to fund its operations and the progress of development, government and regulatory approvals and licensing/commercialization of the Sheffield's technologies. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Companies or any other person that the objectives and plans of the Companies will be achieved.

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